Exhibit 10.10

December 31, 2008

Mr. Craig Philips

__________________

__________________

Dear Craig:

You (“Employee”) and Cell Therapeutics, Inc., a Washington corporation (“CTI” or the “Company”) previously entered into an employment agreement dated April 23, 2008 (the “Employment Agreement”). This letter agreement amends the Employment Agreement to the extent necessary to provide that the termination benefits set forth therein will comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Except as otherwise amended pursuant to this letter agreement, the Employment Agreement remains in full force and effect. Any terms used but not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

Section 8 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“8. Termination Benefits.

(a) In the event Employee’s employment is terminated without Cause by the Company or by the Employee for Good Cause (as defined below) and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and that Employee satisfies the Conditions by the Deadline (each as defined below), Employee will be entitled to (i) an amount equivalent to eighteen (18) months (the “Severance Period”) of Employee’s base salary (which severance payments shall not be at less than his initial base salary rate set forth in paragraph 2 above), payable pursuant to Company’s normal payroll procedure during the Severance Period, which shall be paid beginning on the Company’s first normal payroll date that occurs on or after the Deadline, and (ii) direct payment by the Company to the COBRA administrator for continuing Employee’s medical, dental and vision coverage for himself and his dependents under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Severance Period, provided Employee makes a timely election for such continued coverage, and (iii) accelerated vesting of any unvested equity, including stock options and restricted stock, that has vesting dates within one year from the date of Employee’s termination, (clauses (i) and (ii) and (iii), collectively, the “Severance Pay”). The Severance Pay shall be conditioned upon (A) timely execution by Employee of a general release of claims (the “Release”) in a form reasonably acceptable to the Company and the non-revocation and effectiveness of such Release, (B) voluntary resignation from all of Employee’s positions with the Company, and (C) continued compliance with the provisions of this Agreement, including the covenants contained in Sections 4, 5 and 6 of this Agreement (collectively, the “Conditions”), in each case within sixty (60) days following Employee’s Separation (the “Deadline”).

(b) In the event Employee is terminated without Cause or Employee voluntarily terminates his employment in connection with or within twelve (12) months following a Change of Control of the Company and provided that such termination constitutes a Separation and Employee satisfies the Conditions by the Deadline, he will be entitled to the Severance Pay described in and subject to the provisions of paragraph 8(a) above. Additionally, and notwithstanding Section 8(a)(iii), he will be entitled to all equity vesting acceleration as set forth in the Consulting Letter Agreement referenced in the recitals to this Agreement.

(c) In the event Employee’s employment is terminated by the Company at any time with Cause, he will not be entitled to Severance Pay, pay in lieu of notice or any other such compensation (other than earned but unpaid salary and benefits, including any accrued but unpaid vacation pay or paid time off amounts).

(d) In the event Employee’s employment is terminated by the Company because of Disability, in addition to any short-term or long-term disability benefits he may be entitled to under any Company group disability plans, he will be paid for all earned but unpaid salary and benefits, including any accrued but unpaid vacation pay or paid time off amounts, and, provided such termination constitutes a Separation and Employee satisfies the Conditions by the Deadline, Employee shall be entitled to a pro rata share of his target bonus for the year in which his termination occurs, to be paid to Employee in the year following the year of Employee’s Separation and, to the extent made during such year, on the date such bonus would have been paid had Employee remained employed by the Company and in accordance with the Company’s normal payroll procedures. In addition, the Company will directly pay the COBRA administrator premiums for Employee’s COBRA coverage for the period of time Employee is eligible for COBRA, provided Employee timely elects such coverage.

(e) For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each payment that is paid pursuant to Section 8(a)(i) above, whether through Sections 8(a) or 8(b), and any pro-rata target bonus that Employee would otherwise be entitled to pursuant to Section 8(d) above is hereby designated as a separate payment. Notwithstanding anything stated herein, if the Company (for this purpose, “employer” as defined in Treasury Regulation Section 1.409A-1(h)(3)) is publicly traded on an established securities market or otherwise at the time of Employee’s Separation and, at the time of Employee’s Separation he is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), then any severance that Employee would otherwise be entitled to pursuant to Section 8(a)(i) above, whether through Sections 8(a) or 8(b), and any pro-rata target bonus that Employee would otherwise be entitled to pursuant to Section 8(d) above during the six (6) month period following his Separation, shall not be paid during such six (6) month period and shall instead be paid on the first business day following the expiration of such six (6) month period or, if earlier, the date of Employee’s death, and any remaining payments shall continue to be paid in accordance with the first paragraph of this Section 8.”

This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. To indicate your acceptance of this letter agreement, please sign and date this letter in the space provided below on or before December 31, 2008 and return it to me.

IN WITNESS WHEREOF, the parties have executed this letter agreement on the date(s) set forth below.

“COMPANY” Cell Therapeutics, Inc.		“EMPLOYEE” Craig Philips

By:	/s/ James Bianco, M.D.	/s/ Craig Philips
	James Bianco, M.D. Chief Employee Officer	Craig Philips

Dated:	December 31, 2008	Dated:	December 31, 2008